Exhibit (d)(7)

UK SUB-PLAN

under the

CARDINAL HEALTH, INC.

2005 LONG-TERM INCENTIVE PLAN

This Sub-Plan, adopted under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated on November 5, 2008 (the “Plan”), is made as of June     , 2009, pursuant to a resolution of the Chief Human Resources Officer pursuant to delegation of authority by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health, Inc. and the provisions of Section 4(b)(viii) of the Plan.

1.	Purpose. The purpose of this Sub-Plan is primarily to amend those provisions of the Plan which are required to be amended in order for awards made under the Plan, and communications concerning those awards, to be exempt from provisions of the United Kingdom Financial Services and Markets Act 2000, and with respect solely to awards made to Employees of the Company or one of its Subsidiaries who are residents of the United Kingdom. This Sub-Plan shall not apply to any other awards made under the Plan.

2.	Restricted Availability of Awards. Any awards made pursuant to this Sub-Plan shall be made only to Employees of the Company or a Subsidiary who are residents of the United Kingdom.

3.	Restricted Delivery of Awards. Any payments made pursuant to this Sub-Plan shall be made only in Common Shares. For the avoidance of doubt, and without limitation, no cash settlement of awards (including dividend or dividend equivalent payments) shall be permissible.

4.	Restricted Transfer of Rights. For purposes of awards made pursuant to this Sub-Plan, the persons to whom rights under awards may be assigned or transferred, whether by will or the laws of descent and distribution or under Section 14(a) of the Plan or otherwise, shall be limited to a Participant’s children and step-children under the age of eighteen (18), spouses and surviving spouses and civil partners (within the meaning of the United Kingdom Civil Partnerships Act 2004) and surviving partners.

5.	Incorporation of Remaining Plan Provisions. The provisions of the Plan shall apply or be available to all awards made pursuant to this Sub-Plan, save as varied by the terms of this Sub-Plan.

CARDINAL HEALTH, INC.

By:
Carole S. Watkins
Title:	Chief Human Resources Officer